Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Form S-8 (File No. 333-60791) of WestCoast Hospitality Corporation of our report dated February 1, 2001 relating to the consolidated financial statements, which appears in this annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon
March 31, 2003